Press Release	Contacts:
www.aig.com	Quentin McMillan (Investors): quentin.mcmillan@aig.com
Claire Talcott (Media): claire.talcott@aig.com

AIG Reports Exceptional Second Quarter 2024 Results
Second Quarter 2024 Results Reflect the Successful Corebridge Financial Deconsolidation
■General Insurance net premiums written (NPW) of $6.9 billion, a decrease of 8% on a reported basis, and an increase of 7% on a comparable basis*† led by North America Commercial with 10%† growth
■Produced record Commercial Lines new business of $1.3 billion, an increase of 18% year-over-year coupled with continued strong retention globally
■General Insurance combined ratio was 92.5%, an increase of 160 basis points year-over-year, or 10 basis points on a comparable basis†
■Accident year combined ratio, as adjusted* (AYCR) was 87.6%, an improvement of 40 basis points year-over-year, or 170 basis points on a comparable basis†
■Net loss per diluted share was $5.96, compared to income of $2.03 in the prior year quarter, reflecting the accounting treatment of Corebridge deconsolidation
■Adjusted after-tax income* (AATI) per diluted share was $1.16, an increase of 9% from the prior year quarter and an increase of 38% on a comparable basis†
■Returned almost $2.0 billion to shareholders including $1.7 billion of stock repurchases and $261 million of dividends
■Expanded capabilities in the non-admitted Ultra and High-Net-Worth market through Private Client Select’s strategic partnership with Ryan Specialty
■Completed multi-year strategy to position AIG for the future with deconsolidation of Corebridge

NEW YORK, July 31, 2024 – American International Group, Inc. (NYSE: AIG) today reported financial results for the second quarter ended June 30, 2024.

AIG Chairman & Chief Executive Officer Peter Zaffino said: “AIG had an outstanding second quarter and delivered terrific underwriting results across all of our businesses. The quarter marked one of the most notable accomplishments in AIG’s history with the deconsolidation of Corebridge, a process which began in 2020 and significantly advanced our multi-year strategy to position AIG for the future.

“The core fundamentals were exceptional in a quarter that included the complex accounting treatment of deconsolidation along with prior year divestitures. We are very pleased with the ongoing improvement in our underwriting income, record Commercial Lines new business of $1.3 billion, and very strong retention. Second quarter adjusted after-tax income per diluted share was $1.16, a 9% increase year-over-year, or 38% on a comparable basis†.

“Against the backdrop of an increasingly uncertain global risk environment, AIG delivered sustainable earnings growth driven by our focus on underwriting excellence and continued expense discipline. The second quarter accident year combined ratio, as adjusted, of 87.6% improved 40 basis points year-over-year, or 170 basis points on a comparable basis† with 180† basis points of improvement in Global Commercial Lines and 130 basis points in Global Personal Insurance. The catastrophe loss ratio was 5.7 points for the second quarter, or 3.8 points for the first six months of the year, improving 20 basis points year-over-year, an excellent performance in a challenging catastrophe environment.

“The repositioning of our underwriting portfolio has enabled us to deliver high-quality growth in both the admitted and non-admitted markets with multiple points of entry to deploy capital towards the most attractive risk adjusted returns around the world. This quarter, General Insurance net premiums written grew 7% on a comparable basis†. North America Commercial Lines achieved 10%† growth with expansion across all major lines of business. Lexington Insurance, our Excess & Surplus platform, achieved over $1 billion of gross premiums written in the second quarter and had its strongest new business quarter since we strategically shifted the business in 2018. International Commercial Lines delivered 6%† growth with expansion across all regions. The flight to quality across the industry is driving increased submission activity toward AIG as we deepen our distribution relationships, benefit from lead underwriting positions, continue to expand our product offerings and deliver increased value for clients.

“We also continue to execute our capital management strategy, while maintaining strong insurance subsidiary capital and parent liquidity. We executed nearly $5 billion of capital management actions in the first half of 2024, including $500 million of preferred stock redemption, $459 million of debt repayment, $3.3 billion of share repurchases and $511 million of dividend payments. We ended the quarter with an outstanding total debt to capital ratio of 18.1% along with parent liquidity of $5.3 billion and an exceptionally strong balance sheet.

“We enter the back half of 2024 with significant momentum focused on enhancing our leadership in the market. I want to thank our colleagues around the world for their hard work and dedication on behalf of our clients, distribution partners and stakeholders.”

* Refers to financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Comment on Regulation G and Non-GAAP Financial Measures.
† Net premiums written on a comparable basis reflects year-over-year comparison on a constant dollar basis adjusted for the sale of Crop Risk Services and the sale of Validus Re in 2023. APTI, underwriting income and ratios on a comparable basis reflects year-over-year comparison adjusted for the sale of Crop Risk Services and the sale of Validus Re in 2023. Refer to pages 20 to 21 for more detail.

FINANCIAL SUMMARY

	Three Months Ended June 30,
($ and shares in millions, except per share amounts)	2023	2024
Income attributable to AIG common shareholders from continuing operations	$833	$475
Net income per diluted share from continuing operations	$1.14	$0.71

Net income (loss) attributable to AIG common shareholders	$1,485	$(3,977)
Net income (loss) per diluted share attributable to AIG common shareholders	$2.03	$(5.96)

Net investment income	$837	$990
Net investment income, APTI basis	775	884

Adjusted pre-tax income (loss)	$1,041	$1,018
General Insurance	1,319	1,176
Other Operations	(278)	(158)

Adjusted after-tax income attributable to AIG common shareholders	$777	$775
Adjusted after-tax income per diluted share attributable to AIG common shareholders	$1.06	$1.16

Weighted average common shares outstanding - diluted	730.5	667.0

Return on equity	14.0%	NM %
Adjusted return on equity	5.5%	6.2%
Return on tangible equity	8.1%	7.7%
Core operating return on equity	9.1%	8.9%

Book value per share	$58.49	$68.40
Adjusted book value per share	$78.54	$72.78
Tangible book value per share	$53.11	$62.56
Core operating book value per share	$48.18	$53.35

Common shares outstanding (in millions)	717.5	649.8

AIG recognized a loss of $4.7 billion as a result of Corebridge deconsolidation driven by a gain of $2.5 billion from Corebridge assets retained offset by the recognition of an accumulated other comprehensive loss (AOCL) of $7.2 billion, which represents the proportional recognition of the remaining 48.4% ownership stake of AOCL of Corebridge as of June 9, 2024 (Deconsolidation Date). The loss is recorded as a component of discontinued operations. Following the deconsolidation of Corebridge, the historical financial results of Corebridge, for all periods presented, are reflected in AIG’s Condensed Consolidated Financial Statements as discontinued operations in accordance with generally accepted accounting principles in the United States of America (U.S. GAAP).

For the second quarter of 2024, net loss attributable to AIG common shareholders was $4.0 billion, or $5.96 per diluted common share, compared to net income of $1.5 billion, or $2.03 per diluted common share, in the prior year quarter. The decrease was primarily driven by the recognition of $4.7 billion loss as a result of Corebridge deconsolidation as described above.

AATI was $775 million, or $1.16 per diluted common share, for the second quarter of 2024, compared with $777 million, or $1.06 per diluted common share, in the prior year quarter, reflecting higher net investment income in General Insurance and improved results in Other Operations, offset by lower underwriting income in General Insurance due to business divestitures and an increase in catastrophe losses year-over-year.

Total net investment income for the second quarter of 2024 was $990 million, an increase of 18% from $837 million in the prior year quarter, reflecting higher income from fixed maturity securities and loans, due to higher reinvestment rates, and dividends received from Corebridge in the second quarter of 2024, partially offset by lower equity and alternative investment returns in addition to asset decline from the sale of Validus Re. Total net investment income on an APTI basis* was $884 million, an increase of 14% from the prior year quarter, reflecting higher reinvestment rates and dividends received from Corebridge in the second quarter of 2024. In General Insurance, net investment income was up 3% from the prior year quarter, overcoming the headwind associated with the sale of Validus Re, which produced $44 million in net investment income in the prior year quarter. Excluding Validus Re results from the second quarter of 2023, net investment income was up about 10% from the prior year quarter.

In the second quarter of 2024, AIG returned almost $2.0 billion to AIG shareholders through $1.7 billion of common stock repurchases representing approximately 22 million shares and $261 million of common stock dividends. AIG parent liquidity was $5.3 billion as of June 30, 2024. Book value per share was $68.40 as of June 30, 2024. Adjusted book value per share* was $72.78. Total debt to total capital at June 30, 2024 was 18.1% and total debt to total adjusted capital* was 17.2%.

On July 31, 2024, the AIG Board of Directors declared a quarterly cash dividend on AIG common stock of $0.40 per share. The dividend is payable on September 30, 2024 to stockholders of record at the close of business on September 16, 2024.

GENERAL INSURANCE

	Three Months Ended June 30,
($ in millions)	2023	2024	Change
Gross premiums written	$10,399	$9,888	(5)%
Net premiums written	$7,537	$6,933	(8)%
Underwriting income (loss)	$594	$430	(28)%

Net investment income, APTI basis	$725	$746	3%
Adjusted pre-tax income	$1,319	$1,176	(11)%

Underwriting ratios:
General Insurance (GI) CR	90.9	92.5	1.6	pts
GI Loss ratio	59.3	61.0	1.7
Less: impact on loss ratio
Catastrophe losses and reinstatement premiums	(3.9)	(5.7)	(1.8)
Prior year development, net of reinsurance and prior year premiums	1.0	0.8	(0.2)
GI Accident year loss ratio, as adjusted	56.4	56.1	(0.3)
GI Expense ratio	31.6	31.5	(0.1)
GI Accident year combined ratio, as adjusted	88.0	87.6	(0.4)	pts

Comparable Basis Underwriting ratios†:
Net premiums written	$6,456	$6,933	7%
General Insurance (GI) CR	92.4	92.5	0.1	pts
GI Accident year combined ratio, as adjusted	89.3	87.6	(1.7)	pts
•General Insurance APTI of $1.2 billion decreased 11% from the prior year quarter as a result of the 2023 divestitures, but increased 7% on a comparable basis†, driven by higher underwriting and net investment income.
•Second quarter 2024 NPW of $6.9 billion declined 8% from the prior year quarter on a reported basis as a result of the 2023 divestitures, but increased 7% on a comparable basis†, driven by 8% growth in Global Commercial Lines.
•Underwriting income was $430 million, a 28% decrease year-over-year as prior year results included the results of subsequently divested businesses, but a 2% increase on a comparable basis†.
•Catastrophe losses were $325 million, of which $156 million was in North America, mainly attributable to U.S. convective storms, and $169 million in International, with the largest loss from Middle East rains.
•Favorable prior year development (PYD), net of reinsurance, was $79 million, compared to $115 million in the prior year quarter. The reserve review in the second quarter of 2024 resulted in favorable PYD, largely driven by favorable development in U.S. Workers’ Compensation, U.S. Other Casualty and the amortization benefit related to adverse development cover, partially offset by unfavorable development in U.S. Excess Casualty.
•The combined ratio was 92.5%, an increase of 160 basis points from the prior year quarter, mainly driven by a 180 basis point increase in the catastrophe loss ratio. The AYCR improved 40 basis points from the prior year quarter to 87.6%, driven by a 30 basis point improvement in the accident year loss ratio, as adjusted* (AYLR) and a 10 basis point improvement in the expense ratio. On a comparable basis†, the combined ratio increased 10 basis points and the AYCR improved 170 basis points from the prior year quarter driven by a 100 basis point improvement in the general operating expense (GOE) ratio, partially driven by the initial benefits of AIG Next.

GENERAL INSURANCE - NORTH AMERICA COMMERCIAL LINES

	Three Months Ended June 30,
($ in millions)	2023	2024	Change
Net premiums written	$3,410	$2,750	(19)%
Underwriting income (loss)	$403	$191	(53)%

Underwriting ratios:
North America Commercial Lines CR	85.6	90.2	4.6	pts
North America Commercial Lines AYCR, as adjusted	85.1	84.7	(0.4)	pts

Comparable Basis Underwriting ratios†:
Net premiums written	$2,494	$2,750	10%
North America Commercial Lines CR	87.5	90.2	2.7	pts
North America Commercial Lines AYCR, as adjusted	87.2	84.7	(2.5)	pts

•North America Commercial Lines NPW declined 19% from the prior year quarter as a result of the 2023 divestitures, but increased 10% on a comparable basis†. The business generated growth across all major lines of business, most notably in Lexington, which grew 16%, driven by a strong new business production from increased submissions and new product offerings. Financial Lines NPW increased 6% from the prior year quarter, driven by an increase in M&A activity, Professional Liability and Cyber.
•The combined ratio increased 460 basis points from the prior year quarter to 90.2%, driven by a higher loss ratio reflecting changes in business mix resulting from the 2023 divestitures, lower favorable PYD, net of reinsurance, and higher catastrophe loss ratio, partially offset by lower expense ratio. The AYCR improved 40 basis points from the prior year quarter to 84.7%, driven by lower expense ratio, partially offset by an increase in AYLR. On a comparable basis†, the combined ratio increased 270 basis points and the AYCR improved 250 basis points from the prior year quarter.

GENERAL INSURANCE - NORTH AMERICA PERSONAL INSURANCE

	Three Months Ended June 30,
($ in millions)	2023	2024	Change
Net premiums written	$563	$610	8%
Underwriting income (loss)	$(51)	$(28)	45%

Underwriting ratios:
North America Personal Insurance CR	112.9	105.3	(7.6)	pts
North America Personal Insurance AYCR, as adjusted	107.1	101.8	(5.3)	pts

•North America Personal Insurance NPW grew 8% from the prior year quarter, primarily driven by High Net Worth, resulting from positive rate change.
•The combined ratio improved 760 basis points from the prior year quarter to 105.3%, driven by an improvement in AYLR, favorable PYD, net of reinsurance, compared to unfavorable development in the prior year quarter, and lower expense ratio, partially offset by a higher catastrophe loss ratio. The AYCR improved 530 basis points to 101.8%, primarily driven by an improvement in AYLR as well as lower expense ratio.

GENERAL INSURANCE - INTERNATIONAL COMMERCIAL LINES

	Three Months Ended June 30,
($ in millions)	2023	2024	Change
Net premiums written	$2,223	$2,284	3%
Underwriting income (loss)	$216	$230	6%

Underwriting ratios:
International Commercial Lines CR	89.0	88.6	(0.4)	pts
International Commercial Lines AYCR, as adjusted	83.1	82.1	(1.0)	pts

Comparable Basis Underwriting ratios†:
Net premiums written	$2,153	$2,284	6%
International Commercial Lines CR	89.0	88.6	(0.4)	pts
International Commercial Lines AYCR, as adjusted	83.4	82.1	(1.3)	pts

•International Commercial Lines NPW increased 3% from the prior year quarter, or 6% on a comparable basis†, attributable to growth in Global Specialty, Property, and Casualty, primarily driven by higher renewal retention and strong new business production, partially offset by a decrease in Financial Lines.
•The combined ratio improved 40 basis points from the prior year quarter to 88.6%, primarily driven by a favorable development in PYD, net of reinsurance, compared to unfavorable development in the prior year quarter, and lower expense ratio, partially offset by a higher catastrophe loss ratio. The AYCR improved 100 basis points from the prior year quarter to 82.1%, driven by lower expense ratio. On a comparable basis†, the combined ratio improved 40 basis points and the AYCR improved 130 basis points from the prior year quarter.

GENERAL INSURANCE - INTERNATIONAL PERSONAL INSURANCE

	Three Months Ended June 30,
($ in millions)	2023	2024	Change
Net premiums written	$1,341	$1,289	(4)%
Underwriting income (loss)	$26	$37	42%

Underwriting ratios:
International Personal Insurance CR	98.0	97.0	(1.0)	pts
International Personal Insurance AYCR, as adjusted	95.3	94.8	(0.5)	pts

Comparable Basis Underwriting ratios†:
Net premiums written	$1,246	$1,289	3%
•International Personal Insurance NPW declined 4% from the prior year quarter, but grew 3% on a comparable basis†, largely driven by increases in Personal Auto and Individual Travel, partially offset by a decrease in Warranty.
•The International Personal Insurance combined ratio improved 100 basis points from the prior year quarter to 97.0%, primarily driven by lower catastrophe loss ratio and lower expense ratio, partially offset by lower favorable PYD, net of reinsurance. The AYCR improved 50 basis points to 94.8%, driven by lower expense ratio.

OTHER OPERATIONS

	Three Months Ended June 30,
($ in millions)	2023	2024	Change
Net investment income	$52	$141	171%
General operating expenses	(181)	(190)	(5)
Interest expense	(135)	(112)	17
All other income (expenses)	(6)	3	NM
Adjusted pre-tax loss before consolidation and eliminations	$(270)	$(158)	41
Total consolidation and eliminations	(8)	—	NM
Adjusted pre-tax loss	$(278)	$(158)	43%

•Other Operations adjusted pre-tax loss (APTL) improved $120 million from the prior year quarter, primarily due to higher net investment income and lower interest expenses, partially offset by higher GOE.
•Total net investment income increased $89 million from the prior year quarter, due to dividend income received from Corebridge in the second quarter of 2024 and higher income on parent short-term investments due to higher yields.
•AIG interest expense decreased $23 million, primarily driven by interest savings from debt reduction in 2023 and 2024.
•Total GOE increased $9 million, due to lower recoveries from AIG’s transition service agreement with Corebridge, partially offset by a decrease in Corporate GOE.

CONFERENCE CALL
AIG will host a conference call tomorrow, Thursday, August 1, 2024 at 8:30 a.m. ET to review these results. The call is open to the public and can be accessed via a live, listen-only webcast in the Investors section of www.aig.com. A replay will be available after the call at the same location.

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Additional supplementary financial data is available in the Investors section at www.aig.com.

Accounting Treatment After the Deconsolidation Date: (i) AIG has elected the fair value option and will reflect its retained interest in Corebridge as an equity method investment in other invested assets in AIG's Condensed Consolidated Balance Sheets using Corebridge’s stock price as its fair value, (ii) dividends received from Corebridge and changes in its stock price are recognized in net investment income in AIG’s Condensed Consolidated Financial Statements, and (iii) AIG’s adjusted pre-tax income will include Corebridge dividends and exclude changes in the fair value of Corebridge’s stock price.

Cautionary Statement Regarding Forward-Looking Information and Factors That May Affect Future Results
Certain statements in this press release and other publicly available documents may include, and members of AIG management may from time to time make and discuss, statements which, to the extent they are not statements of historical or present fact, may constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward‑looking statements are intended to provide management’s current expectations or plans for AIG’s future operating and financial performance, based on assumptions currently believed to be valid and accurate. Forward-looking statements are often preceded by, followed by or include words such as “will,” “believe,” “anticipate,” “expect,” “expectations,” “intend,” “plan,” “strategy,” “prospects,” “project,” “anticipate,” “should,” “guidance,” “outlook,” “confident,” “focused on achieving,” “view,” “target,” “goal,” “estimate” and other words of similar meaning in connection with a discussion of future operating or financial performance. These statements may include, among other things, projections, goals and assumptions that relate to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expense reduction efforts, the outcome of contingencies such as legal proceedings, anticipated organizational, business or regulatory changes, such as the separation and accounting deconsolidation of the Life and Retirement business from AIG, the effect of catastrophic events, both natural and man-made, and macroeconomic and/or geopolitical events, anticipated dispositions, monetization and/or acquisitions of businesses or assets, the successful integration of acquired businesses, management succession and retention plans, exposure to risk, trends in operations and financial results, and other statements that are not historical facts.

All forward-looking statements involve risks, uncertainties and other factors that may cause AIG’s actual results and financial condition to differ, possibly materially, from the results and financial condition expressed or implied in the forward-looking statements. Factors that could cause AIG’s actual results to differ, possibly materially, from those in specific projections, goals, assumptions and other forward-looking statements include, without limitation:

•the impact of adverse developments affecting economic conditions in the markets in which AIG and its businesses operate in the U.S. and globally, including adverse developments related to financial market conditions, macroeconomic trends, fluctuations in interest rates and foreign currency exchange rates, inflationary pressures, including social inflation, pressures on the commercial real estate market, an economic slowdown or recession, any potential U.S. federal government shutdown and geopolitical events or conflicts, including the conflict between Russia and Ukraine and the conflict in Israel and the surrounding areas;
•the occurrence of catastrophic events, both natural and man-made, including the effects of climate change, geopolitical events and conflicts and civil unrest;
•disruptions in the availability or accessibility of AIG's or a third party’s information technology systems, including hardware and software, infrastructure or networks, and the inability to safeguard the confidentiality and integrity of customer, employee or company data due to cyberattacks, data security breaches, or infrastructure vulnerabilities;
•AIG’s ability to successfully dispose of, monetize and/or acquire businesses or assets or successfully integrate acquired businesses, and the anticipated benefits thereof;

•AIG's ability to realize expected strategic, financial, operational or other benefits from the separation and accounting deconsolidation of Corebridge as well as AIG’s continuing equity market exposure to Corebridge;
•AIG's ability to effectively implement restructuring initiatives and potential cost-savings opportunities;
•AIG's ability to effectively implement technological advancements, including the use of artificial intelligence (AI), and respond to competitors' AI and other technology initiatives;
•the effectiveness of strategies to retain and recruit key personnel and to implement effective succession plans;
•concentrations in AIG’s investment portfolios;
•AIG’s reliance on third-party investment managers;
•changes in the valuation of AIG’s investments;
•AIG’s reliance on third parties to provide certain business and administrative services;
•availability of adequate reinsurance or access to reinsurance on acceptable terms;
•concentrations of AIG’s insurance, reinsurance and other risk exposures;
•nonperformance or defaults by counterparties;
•AIG's ability to adequately assess risk and estimate related losses as well as the effectiveness of AIG’s enterprise risk management policies and procedures, including with respect to business continuity and disaster recovery plans;
•difficulty in marketing and distributing products through current and future distribution channels;
•actions by rating agencies with respect to AIG’s credit and financial strength ratings as well as those of its businesses and subsidiaries;
•changes to sources of or access to liquidity;
•changes in judgments concerning the recognition of deferred tax assets and the impairment of goodwill;
•changes in judgments or assumptions concerning insurance underwriting and insurance liabilities;
•changes in accounting principles and financial reporting requirements or their applicability to AIG, including as a result of the accounting deconsolidation of Corebridge;
•the effects of sanctions, including those related to the conflict between Russia and Ukraine, and the failure to comply with those sanctions;
•the effects of changes in laws and regulations, including those relating to the regulation of insurance, in the U.S. and other countries in which AIG and its businesses operate;
•changes to tax laws in the U.S. and other countries in which AIG and its businesses operate;
•the outcome of significant legal, regulatory or governmental proceedings;
•AIG’s ability to effectively execute on sustainability targets and standards;
•AIG’s ability to address evolving stakeholder expectations and regulatory requirements with respect to environmental, social and governance matters;
•the impact of epidemics, pandemics and other public health crises and responses thereto; and
•such other factors discussed in Part I, Item 2. Management’s Discussions and Analysis of Financial Condition and Results of Operations (MD&A) and Part II, Item 1A. Risk Factors in AIG’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2024 (which will be filed with the Securities and Exchange Commission) (SEC), and Part I, Item 1A. Risk Factors and Part II, Item 7. MD&A in AIG’s Annual Report on Form 10-K for the year ended December 31, 2023.
Forward-looking statements speak only as of the date of this press release, or in the case of any document incorporated by reference, the date of that document. AIG is not under any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. Additional information as to factors that may cause actual results to differ materially from those expressed or implied in any forward-looking statements is disclosed from time to time in our filings with the SEC.
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COMMENT ON REGULATION G AND NON-GAAP FINANCIAL MEASURES
Throughout this press release, including the financial highlights, AIG presents its financial condition and results of operations in the way it believes will be most meaningful and representative of its business results. Some of the measurements AIG uses are “Non-GAAP financial measures” under SEC rules and regulations. GAAP is the acronym for generally accepted accounting principles in the United States. The non-GAAP financial measures AIG presents are listed below and may not be comparable to similarly-named measures reported by other companies. The reconciliations of such measures to the most comparable GAAP measures in accordance with Regulation G are included within the relevant tables attached to this news release or in the Second Quarter 2024 Financial Supplement available in the Investors section of AIG’s website, www.aig.com.
Unless otherwise mentioned or unless the context indicates otherwise, we use the terms “AIG,” “we,” “us” and “our” to refer to American International Group, Inc., a Delaware corporation, and its consolidated subsidiaries.
AIG uses the following operating performance measures because AIG believes they enhance the understanding of the underlying profitability of continuing operations and trends of AIG’s business segments. AIG believes they also allow for more meaningful comparisons with AIG’s insurance competitors. When AIG uses these measures, reconciliations to the most comparable GAAP measure are provided on a consolidated basis.
Book value per share, excluding investments related cumulative unrealized gains and losses in accumulated other comprehensive income (loss) (AOCI) adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets (collectively, Investments AOCI) (Adjusted book value per share) is used to show the amount of our net worth on a per share basis after eliminating the fair value of investments that can fluctuate significantly from period to period due to changes in market conditions. In addition, we adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets held by AIG in support of Fortitude Re’s reinsurance obligations to AIG (Fortitude Re funds withheld assets) since these fair value movements are economically transferred to Fortitude Re. Adjusted book value per share is derived by dividing total AIG common shareholders’ equity, excluding Investments AOCI (AIG adjusted common equity) by total common shares outstanding.
Book Value per share, excluding Goodwill, Value of business acquired (VOBA), Value of distribution channel acquired (VODA) and Other intangible assets (Tangible book value per share) is used to provide a useful measure of the realizable shareholder value on a per share basis. Tangible book value per share is derived by dividing Total AIG common shareholders’ equity, excluding intangible assets (AIG tangible common shareholders’ equity) by total common shares outstanding.
Book value per share, excluding Investments AOCI, deferred tax assets (DTA) and AIG’s ownership interest in Corebridge (Core operating book value per share) is used to show the amount of our net worth on a per share basis after eliminating Investments AOCI, DTA and AIG’s ownership interest in Corebridge. We believe this measure is useful to investors because it eliminates fair value of investments that can fluctuate significantly from period to period due to changes in market conditions. We also exclude only the portion of DTA representing U.S. tax attributes related to net operating loss carryforwards (NOLs) and corporate alternative minimum tax credits (CAMTCs) and foreign tax credits (FTCs) that have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attribute utilization. As NOLs, CAMTCs and FTCs are utilized, the portion of the DTA utilized is included. We exclude AIG’s ownership interest in Corebridge since it is not a core long-term investment for AIG. Core operating book value per share is derived by dividing total AIG common shareholders’ equity, excluding Investments AOCI, DTA and AIG’s ownership interest in Corebridge (AIG core operating shareholders’ equity) by total common shares outstanding.
Total debt and preferred stock to total adjusted capital ratio is used to show the AIG’s debt leverage adjusted for Investments AOCI and is derived by dividing total debt and preferred stock by total capital excluding Investments AOCI (Total adjusted capital). We believe this measure is useful to investors because it eliminates items that can fluctuate significantly from period to period due to changes in market conditions. In addition, we adjust for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets since these fair value movements are economically transferred to Fortitude Re.

Return on equity – Adjusted after-tax income excluding Investments AOCI (Adjusted return on equity) is used to show the rate of return on common shareholders’ equity excluding Investments AOCI. We believe this measure is useful to investors because it eliminates fair value of investments which can fluctuate significantly from period to period due to changes in market conditions. Adjusted return on equity is derived by dividing actual or, for interim periods, annualized adjusted after-tax income attributable to AIG common shareholders by average AIG adjusted common shareholders’ equity.
Return on Equity – Adjusted After-tax Income, Excluding Goodwill, VOBA, VODA and Other Intangible assets (Return on tangible equity) is used to show the return on AIG tangible common shareholder’s equity, which we believe is a useful measure of realizable shareholder value. We exclude Goodwill, VOBA, VODA and Other intangible assets from AIG common shareholders’ equity to derive AIG tangible common shareholders’ equity. Return on AIG tangible common equity is derived by dividing actual or, for interim periods, annualized adjusted after-tax income attributable to AIG common shareholders by average AIG tangible common equity.
Return on equity – Adjusted after-tax income excluding Investments AOCI, DTA and AIG’s ownership interest in Corebridge (Core operating return on equity) is used to show the rate of return on common shareholders’ equity excluding Investments AOCI, DTA and AIG’s ownership interest in Corebridge. We believe this measure is useful to investors because it eliminates fair value of investments that can fluctuate significantly from period to period due to changes in market conditions. We also exclude only the portion of DTA representing U.S. tax attributes related to NOLs and CAMTCs and FTCs that have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attribute utilization. As NOLs, CAMTCs and FTCs are utilized, the portion of the DTA utilized is included. We exclude AIG’s ownership interest in Corebridge since it is not a core long-term investment for AIG. This metric will provide greater insight as to the underlying profitability of our property and casualty business. Core operating return on equity is derived by dividing actual or, for interim periods, annualized adjusted after-tax income attributable to AIG common shareholders by average AIG core operating shareholders’ equity.
Adjusted revenues exclude Net realized gains (losses), income from non-operating litigation settlements (included in Other income for GAAP purposes) and income from elimination of the International reporting lag. Adjusted revenues is a GAAP measure for our segments.
Adjusted Pre-tax Income (APTI) is derived by excluding the items set forth below from income from continuing operations before income tax. This definition is consistent across our segments. These items generally fall into one or more of the following broad categories: legacy matters having no relevance to our current businesses or operating performance; adjustments to enhance transparency to the underlying economics of transactions; and measures that we believe to be common to the industry. APTI is a GAAP measure for our segments. Excluded items include the following:
•changes in the fair values of equity securities and AIG's ownership interest in Corebridge;
•net investment income on Fortitude Re funds withheld assets;
•net realized gains and losses on Fortitude Re funds withheld assets;
•loss (gain) on extinguishment of debt;
•all net realized gains and losses except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedging or for asset replication. Earned income on such economic hedges is reclassified from net realized gains and losses to specific APTI line items based on the economic risk being hedged (e.g. net investment income);
•income or loss from discontinued operations;
•net loss reserve discount benefit (charge);
•pension expense related to lump sum payments to former employees;
•net gain or loss on divestitures and other;
•non-operating litigation reserves and settlements;
•restructuring and other costs related to initiatives designed to reduce operating expenses, improve efficiency and simplify our organization;
•the portion of favorable or unfavorable prior year reserve development for which we have ceded the risk under retroactive reinsurance agreements and related changes in amortization of the deferred gain;
•integration and transaction costs associated with acquiring or divesting businesses;
•losses from the impairment of goodwill;
•non-recurring costs associated with the implementation of non-ordinary course legal or regulatory changes or changes to accounting principles; and
•income from elimination of the international reporting lag.

Adjusted After-tax Income attributable to AIG common shareholders (AATI) is derived by excluding the tax effected APTI adjustments described above, dividends on preferred stock and preferred stock redemption premiums, noncontrolling interest on net realized gains (losses), other non-operating expenses and the following tax items from net income attributable to AIG:
•deferred income tax valuation allowance releases and charges;
•changes in uncertain tax positions and other tax items related to legacy matters having no relevance to our current businesses or operating performance; and
•net tax charge related to the enactment of the Tax Cuts and Jobs Act.

See page 15 for the reconciliation of Net income attributable to AIG to Adjusted After-tax Income Attributable to AIG.

Ratios: We, along with most property and casualty insurance companies, use the loss ratio, the expense ratio and the combined ratio as measures of underwriting performance. These ratios are relative measurements that describe, for every $100 of net premiums earned, the amount of losses and loss adjustment expenses (which for General Insurance excludes net loss reserve discount), and the amount of other underwriting expenses that would be incurred. A combined ratio of less than 100 indicates underwriting income and a combined ratio of over 100 indicates an underwriting loss. Our ratios are calculated using the relevant segment information calculated under GAAP, and thus may not be comparable to similar ratios calculated for regulatory reporting purposes. The underwriting environment varies across countries and products, as does the degree of litigation activity, all of which affect such ratios. In addition, investment returns, local taxes, cost of capital, regulation, product type and competition can have an effect on pricing and consequently on profitability as reflected in underwriting income and associated ratios.

Accident year loss and Accident year combined ratios, as adjusted (Accident year loss ratio, ex-CAT and Accident year combined ratio, ex-CAT): both the accident year loss and accident year combined ratios, as adjusted, exclude catastrophe losses (CATs) and related reinstatement premiums, prior year development, net of premium adjustments, and the impact of reserve discounting. Natural catastrophe losses are generally weather or seismic events, in each case, having a net impact on AIG in excess of $10 million and man-made catastrophe losses, such as terrorism and civil disorders that exceed the $10 million threshold. We believe that as adjusted ratios are meaningful measures of our underwriting results on an ongoing basis as they exclude catastrophes and the impact of reserve discounting which are outside of management’s control. We also exclude prior year development to provide transparency related to current accident year results.

Underwriting ratios are computed as follows:
a.Loss ratio = Loss and loss adjustment expenses incurred ÷ Net premiums earned (NPE)
b.Acquisition ratio = Total acquisition expenses ÷ NPE
c.General operating expense ratio = General operating expenses ÷ NPE
d.Expense ratio = Acquisition ratio + General operating expense ratio
e.Combined ratio = Loss ratio + Expense ratio
f.CATs and reinstatement premiums ratio = [Loss and loss adjustment expenses incurred – (CATs)] ÷ [NPE +/(-) Reinstatement premiums related to catastrophes] – Loss ratio
g.Accident year loss ratio, as adjusted (AYLR ex-CAT) = [Loss and loss adjustment expenses incurred – CATs – PYD] ÷ [NPE +/(-) Reinstatement premiums related to catastrophes +/(-) Prior year premiums + Adjustment for ceded premium under reinsurance contracts related to prior accident years]
h.Accident year combined ratio, as adjusted (AYCR ex-CAT) = AYLR ex-CAT + Expense ratio
i.Prior year development net of reinsurance and prior year premiums ratio = [Loss and loss adjustment expenses incurred – CATs – PYD] ÷ [NPE +/(-) Reinstatement premiums related to catastrophes +/(-) Prior year premiums] – Loss ratio – CATs and reinstatement premiums ratio.

Results from discontinued operations, including Corebridge, are excluded from all of these measures.
#    #    #

American International Group, Inc. (NYSE: AIG) is a leading global insurance organization. AIG provides insurance solutions that help businesses and individuals in approximately 190 countries and jurisdictions protect their assets and manage risks through AIG operations and network partners.

AIG is the marketing name for the worldwide operations of American International Group, Inc. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries and jurisdictions, and coverage is subject to underwriting requirements and actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation
($ in millions, except per common share data)

Reconciliations of Adjusted Pre-tax and After-tax Income
	Three Months Ended June 30,
	2023				2024
		Total Tax	Non-			Total Tax	Non-
		(Benefit)	controlling	After		(Benefits)	controlling	After
	Pre-tax	Charge	Interests(c)	Tax	Pre-tax	Charge	Interests(c)	Tax
Pre-tax income/net income (loss), including noncontrolling interests	$886	$45	$—	$1,691	$617	$142	$—	$(3,884)
Noncontrolling interests	—	—	(198)	(198)	—	—	(93)	(93)
Pre-tax income/net income (loss) attributable to AIG	886	45	(198)	1,493	617	142	(93)	(3,977)
Dividends on preferred stock and preferred stock redemption premiums				8				—
Net income (loss) attributable to AIG common shareholders				1,485				(3,977)
Adjustments:
Changes in uncertain tax positions and other tax adjustments		228	—	(228)		2	—	(2)
Deferred income tax valuation allowance (releases) charges		(43)	—	43		1	—	(1)
Changes in the fair values of equity securities and AIG's investment in Corebridge	(41)	(9)	—	(32)	(59)	(12)	—	(47)
Loss on extinguishment of debt and preferred stock redemption premiums	—	—	—	—	1	—	—	1
Net investment income on Fortitude Re funds withheld assets	(25)	(5)	—	(20)	(33)	(7)	—	(26)
Net realized losses on Fortitude Re funds withheld assets	7	2	—	5	1	—	—	1
Net realized gains on Fortitude Re funds withheld embedded derivative	(58)	(12)	—	(46)	(8)	(2)	—	(6)
Net realized losses(a)	64	7	—	57	186	48	—	138
(Income) loss from discontinued operations				(850)				4,359
Net (gain) loss on divestitures and other	15	3	—	12	(102)	(16)	—	(86)
Non-operating litigation reserves and settlements	1	—	—	1	—	—	—	—
Favorable prior year development and related amortization changes ceded under retroactive reinsurance agreements	(18)	(4)	—	(14)	(62)	(13)	—	(49)
Net loss reserve discount charge	16	4	—	12	26	5	—	21
Pension expense related to lump sum payments to former employees	54	11	—	43	—	—	—	—
Integration and transaction costs associated with acquiring or divesting businesses	8	2	—	6	18	4	—	14
Restructuring and other costs(d)	125	26	—	99	426	90	—	336
Non-recurring costs related to regulatory or accounting changes	7	1	—	6	7	1	—	6
Noncontrolling interests(c)			198	198			93	93
Adjusted pre-tax income/Adjusted after-tax income attributable to AIG common shareholders	$1,041	$256	$—	$777	$1,018	$243	$—	$775

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Reconciliations of Adjusted Pre-tax and After-tax Income
	Six Months Ended June 30,
	2023				2024
		Total Tax	Non-			Total Tax	Non-
		(Benefits)	controlling	After		(Benefits)	controlling	After
	Pre-tax	Charge	Interests(c)	Tax	Pre-tax	Charge	Interests(c)	Tax
Pre-tax income/net income (loss), including noncontrolling interests	$1,288	$110	$—	$1,604	$1,675	$403	$—	$(2,284)
Noncontrolling interests	—	—	(81)	(81)	—	—	(477)	(477)
Pre-tax income/net income (loss) attributable to AIG	1,288	110	(81)	1,523	1,675	403	(477)	(2,761)
Dividends on preferred stock and preferred stock redemption premiums				15				22
Net income (loss) attributable to AIG common shareholders				1,508				(2,783)
Adjustments:
Changes in uncertain tax positions and other tax adjustments	—	232	—	(232)	—	5	—	(5)
Deferred income tax valuation allowance (releases) charges	—	(46)	—	46	—	6	—	(6)
Changes in the fair values of equity securities and AIG's investment in Corebridge	(62)	(13)	—	(49)	(147)	(31)	—	(116)
Loss on extinguishment of debt and preferred stock redemption premiums	—	—	—	—	1	—	—	16
Net investment income on Fortitude Re funds withheld assets	(77)	(16)	—	(61)	(72)	(15)	—	(57)
Net realized losses on Fortitude Re funds withheld assets	61	13	—	48	20	4	—	16
Net realized (gains) losses on Fortitude Re funds withheld embedded derivative	82	17	—	65	1	—	—	1
Net realized losses(a)	383	89	—	294	241	55	—	186
(Income) loss from discontinued operations				(426)				3,556
Net (gain) loss on divestitures and other	12	2	—	10	(102)	(16)	—	(86)
Non-operating litigation reserves and settlements	—	—	—	—	—	—	—	—
Favorable prior year development and related amortization changes ceded under retroactive reinsurance agreements	(37)	(8)	—	(29)	(60)	(13)	—	(47)
Net loss reserve discount charge	80	17	—	63	102	21	—	81
Pension expense related to lump sum payments to former employees	54	11	—	43	—	—	—	—
Integration and transaction costs associated with acquiring or divesting businesses	8	2	—	6	15	3	—	12
Restructuring and other costs(d)	215	45	—	170	493	104	—	389
Non-recurring costs related to regulatory or accounting changes	15	3	—	12	11	2	—	9
Net impact from elimination of international reporting lag(b)	(12)	(3)	—	(9)	—	—	—	—
Noncontrolling interests(c)			81	81			477	477
Adjusted pre-tax income/Adjusted after-tax income attributable to AIG common shareholders	$2,010	$455	$—	$1,540	$2,178	$528	$—	$1,643
(a)Includes all net realized gains and losses except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedging or for asset replication and net realized gains and losses on Fortitude Re funds withheld assets.
(b)Effective in the quarter ended December 31, 2022, the foreign property and casualty subsidiaries report on a calendar year ending December 31. We determined that the effect of not retroactively applying this change was immaterial to our Consolidated Financial Statements for the current and prior periods. Therefore, we reported the cumulative effect of the change in accounting principle within the Consolidated Statements of Income (Loss) for the year ended December 31, 2022 and did not retrospectively apply the effects of this change to prior periods.
(c)Noncontrolling interest primarily relates to Corebridge and is the portion of Corebridge earnings that AIG did not own. Corebridge is consolidated until June 9, 2024. The historical results of Corebridge owned by AIG are reflected in the Income (loss) from discontinued operations, net of income taxes.
(d)In three and six months ended June 30, 2034, restructuring and other costs increased primarily as a result of employee-related costs, including severance, and real estate impairment charges.

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Summary of Key Financial Metrics
	Three Months Ended June 30,			Six Months Ended June 30,
Earnings per common share:	2023	2024	% Inc. (Dec.)	2023	2024	% Inc. (Dec.)
Basic
Income from continuing operations	$1.15	$0.72	(37.4)%	$1.59	$1.86	17.0%
Income (loss) from discontinued operations	0.90	(6.74)	NM	0.47	(6.00)	NM
Net income (loss) attributable to AIG common shareholders	$2.05	$(6.02)	NM	$2.06	$(4.14)	NM
Diluted
Income from continuing operations	$1.14	$0.71	(37.7)	$1.58	$1.85	17.1
Income (loss) from discontinued operations	0.89	(6.67)	NM	0.47	(5.96)	NM
Net income (loss) attributable to AIG common shareholders	$2.03	$(5.96)	NM	$2.05	$(4.11)	NM
Adjusted after-tax income attributable to AIG common shareholders per diluted share	$1.06	$1.16	9.4%	$2.09	$2.43	16.3%
Weighted average shares outstanding:
Basic	725.8	661.1		732.2	671.8
Diluted	730.5	667.0		737.3	677.5

Reconciliation of Adjusted After-tax Income, Comparable Basis
	Three Months Ended June 30,
	2023	2024
Adjusted after-tax income attributable to AIG common shareholders, as reported	$777	$775
Crop Risk Services and Validus Re	(163)	—
Adjusted after-tax income attributable to AIG common shareholders, comparable basis	614	775
Adjusted after-tax income attributable to AIG common shareholders per diluted share, comparable basis	0.84	1.16

Reconciliation of Net Investment Income
	Three Months Ended
	June 30,
	2023	2024
Net Investment Income per Consolidated Statements of Operations	$837	$990
Changes in the fair values of equity securities and AIG's investment in Corebridge	(41)	(59)
Net investment income on Fortitude Re funds withheld assets	(25)	(33)
Net realized gains (losses) related to economic hedges and other	4	(14)
Total Net Investment Income - APTI Basis	$775	$884

General Insurance Net Investment Income, APTI basis	$725	$746
Validus Re impact	(44)	—
General Insurance Net Investment Income, APTI basis, excluding Validus Re	$681	$746

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Reconciliation of Book Value per Share
As of period end:	June 30, 2023	June 30, 2024
Total AIG shareholders' equity	$42,454	$44,445
Less: Preferred equity	485	—
Total AIG common shareholders' equity (a)	41,969	44,445

Less: Investments AOCI	(16,715)	(3,460)
Add: Cumulative unrealized gains and losses related to Fortitude Re Funds withheld assets	(2,331)	(615)
Subtotal Investments AOCI	(14,384)	(2,845)
Total adjusted common shareholders' equity (b)	$56,353	$47,290

Less: Intangible assets:
Goodwill	3,445	3,407
Value of distribution channel acquired	185	136
Other intangibles	234	249
Total intangible assets	3,864	3,792
Total adjusted tangible common shareholders' equity (c)	$38,105	$40,653

Less: AIG's ownership interest in Corebridge	7,353	8,567
Less: Investments related AOCI - AIG	(4,870)	(3,460)
Add: Cumulative unrealized gains and losses related to Fortitude Re funds withheld assets - AIG	(654)	(615)
Subtotal Investments AOCI - AIG	(4,216)	(2,845)
Less: Deferred tax assets	4,263	4,059
AIG core operating shareholders' equity (d)	$34,569	$34,664
Total common shares outstanding (e)	717.5	649.8

As of period end:	June 30, 2023	June 30, 2024	% Inc. (Dec.)
Book value per share (a÷e)	$58.49	$68.40	16.9%
Adjusted book value per share (b÷e)	78.54	72.78	(7.3)
Adjusted tangible book value per share (c÷e)	53.11	62.56	17.8
Core operating book value per share (d÷e)	48.18	53.35	10.7

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Reconciliation of Return On Equity
	Three Months Ended June 30,
	2023	2024
Actual or annualized net income (loss) attributable to AIG common shareholders (a)	$5,940	$(15,908)
Actual or annualized adjusted after-tax income attributable to AIG common shareholders (b)	$3,108	$3,100

Average AIG adjusted common shareholders' equity
Average AIG Common Shareholders' equity (c)	$42,401	$43,915
Less: Average investments AOCI	(14,615)	(6,355)
Average adjusted common shareholders' equity (d)	$57,016	$50,270

Average AIG tangible common shareholders' equity
Average AIG Common Shareholders' equity	$42,401	$43,915
Less: Average intangibles	4,156	3,796
Average AIG tangible common shareholders' equity (e)	$38,245	$40,119

Average AIG core operating shareholders' equity
Average AIG common shareholders' equity	$42,401	$43,915
Less: Average AIG's ownership interest in Corebridge	7,812	7,580
Less: Average investments AOCI - AIG	(3,941)	(2,748)
Less: Average deferred tax assets	4,403	4,106
Average AIG core operating shareholders' equity (f)	$34,127	$34,977

ROE (a÷c)	14.0%	NM %
Adjusted return on equity (b÷d)	5.5%	6.2%
Return on tangible equity (b÷e)	8.1%	7.7%
Core operating ROE (b÷f)	9.1%	8.9%

Reconciliation of Total Debt to Total Capital
Three Months Ended
June 30, 2024
Total financial and hybrid debt	$9,823

Total capital	$54,298
Less non-redeemable noncontrolling interests	30
Less Investments AOCI	(2,845)
Total adjusted capital	$57,113

Hybrid - debt securities / Total capital	1.8%
Financial debt and debt held for sale / Total capital	16.3
Total debt / Total capital	18.1%
Total debt / Total adjusted capital	17.2%

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Reconciliation of Net Premiums Written - Comparable Basis
	Three Months Ended June 30, 2024
				North
		Global -	Global -	America -	International
	General	Commercial	Personal	Commercial	Commercial	Personal
	Insurance	Lines	Insurance	Lines	Lines	Insurance
Change in net premiums written
Increase (decrease) as reported in U.S. dollars	(8.0)%	(10.6)%	(0.3)%	(19.4)%	2.7%	(3.9)%
Foreign exchange effect	1.6	0.5	5.3	0.1	1.4	7.3
Validus Re	13.8	18.4	—	29.6	2.0	—
Increase (decrease) on comparable basis	7.4%	8.3%	5.0%	10.3%	6.1%	3.4%

Net premiums written as reported in U.S. dollars	$7,537			$3,410	$2,223	$1,341
Foreign exchange effect	(126)			(1)	(30)	(95)
Validus Re	(955)			(915)	(40)	—
Net premiums written on comparable basis	$6,456			$2,494	$2,153	$1,246

Reconciliations of Accident Year Loss and Accident Year Combined Ratios, as Adjusted

	Three Months Ended
	June 30,
	2023	2024
Total General Insurance
Combined ratio	90.9	92.5
Catastrophe losses and reinstatement premiums	(3.9)	(5.7)
Prior year development, net of reinsurance and prior year premiums	1.0	0.8
Accident year combined ratio, as adjusted	88.0	87.6
Crop Risk Services and Validus Re impact	1.3	—
Accident year combined ratio, as adjusted, comparable basis	89.3	87.6

Combined ratio	90.9	92.5
Crop Risk Services and Validus Re impact	1.5	—
Combined ratio, comparable basis	92.4	92.5

General operating expense ratio	12.1	12.4
Crop Risk Services and Validus Re impact	1.3	—
General operating expense ratio, comparable basis	13.4	12.4

North America - Commercial Lines
Loss ratio	61.0	67.4
Catastrophe losses and reinstatement premiums	(5.3)	(7.3)
Prior year development, net of reinsurance and prior year premiums	4.8	1.8
Accident year loss ratio, as adjusted	60.5	61.9

Combined ratio	85.6	90.2
Catastrophe losses and reinstatement premiums	(5.3)	(7.3)
Prior year development, net of reinsurance and prior year premiums	4.8	1.8
Accident year combined ratio, as adjusted	85.1	84.7
Crop Risk Services and Validus Re impact	2.1	—
Accident year combined ratio, as adjusted, comparable basis	87.2	84.7

Combined ratio	85.6	90.2
Crop Risk Services and Validus Re impact	1.9	—
Combined ratio, comparable basis	87.5	90.2

North America - Personal Insurance
Loss ratio	61.4	57.2
Catastrophe losses and reinstatement premiums	(3.3)	(3.6)
Prior year development, net of reinsurance and prior year premiums	(2.5)	0.1
Accident year loss ratio, as adjusted	55.6	53.7

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Reconciliations of Accident Year Loss and Accident Year Combined Ratios, as Adjusted

	Three Months Ended
	June 30,
	2023	2024
North America - Personal Insurance
Combined ratio	112.9	105.3
Catastrophe losses and reinstatement premiums	(3.3)	(3.6)
Prior year development, net of reinsurance and prior year premiums	(2.5)	0.1
Accident year combined ratio, as adjusted	107.1	101.8

International - Commercial Lines
Combined ratio	89.0	88.6
Catastrophe losses and reinstatement premiums	(2.5)	(6.7)
Prior year development, net of reinsurance and prior year premiums	(3.4)	0.2
Accident year combined ratio, as adjusted	83.1	82.1
Crop Risk Services and Validus Re impact	0.3	—
Accident year combined ratio, as adjusted, comparable basis	83.4	82.1

Combined ratio	89.0	88.6
Crop Risk Services and Validus Re impact	—	—
Combined ratio, comparable basis	89.0	88.6

International - Personal Insurance
Combined ratio	98.0	97.0
Catastrophe losses and reinstatement premiums	(3.2)	(2.4)
Prior year development, net of reinsurance and prior year premiums	0.5	0.2
Accident year combined ratio, as adjusted	95.3	94.8

Global - Commercial Lines
Combined ratio	87.0	89.5
Catastrophe losses and reinstatement premiums	(4.0)	(7.0)
Prior year development, net of reinsurance and prior year premiums	1.4	1.0
Accident year combined ratio, as adjusted	84.4	83.5
Crop Risk Services and Validus Re impact	0.9	—
Accident year combined ratio, as adjusted, comparable basis	85.3	83.5

Global - Personal Insurance
Combined ratio	101.5	99.4
Catastrophe losses and reinstatement premiums	(3.3)	(2.8)
Prior year development, net of reinsurance and prior year premiums	(0.1)	0.2
Accident year combined ratio, as adjusted	98.1	96.8

Reconciliation of General Insurance Underwriting Income
	Three Months Ended June 30,
	2023	2024
Underwriting income, as reported	$594	$430
Crop Risk Services and Validus Re	(174)	—
Underwriting income, excluding Crop Risk Services and Validus Re	$420	$430

Reconciliation of General Insurance Adjusted Pre-tax Income
	Three Months Ended June 30,
	2023	2024
Adjusted Pre-tax income, as reported	$1,319	$1,176
Crop Risk Services and Validus Re	(218)	—
Adjusted Pre-tax income, comparable basis	$1,101	$1,176